Exhibit 16.1

COHNREZNICK LLP

4 Becker Farm Road
P.O. Box 954

Roseland, NJ 07068-0954
Main: 973-228-3500
Fax: 973-228-0330
cohnreznick.com

October 12, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of First Hartford Corporation’s Form 8-K dated October 5, 2012, and have the following comments:

1.  We agree with the statement made in the first sentence of the first paragraph of Item 4.01(a).  We have no basis to agree or disagree with the statements made in the second and third sentences of the same paragraph.

2.  We agree with the statement made in the first sentence of the second paragraph of Item 4.01 (a).  We have no basis to agree or disagree with the statement made in the second sentence of the same paragraph.

3.  We agree with the statements made in the third paragraph of Item 4.01 (a),  items (i) and (ii) (a), (b), and (c),  except that we have no basis to agree or disagree with the statements made in Item 4.01 (ii) (c) insofar as they relate to the period subsequent to the most recent audited financial statements and, with respect to item (ii) (a), we issued to the Board of Directors and management of First Hartford Corporation a letter, dated September 5, 2012, reporting deficiencies in internal control which we believed to be material weaknesses.

Very truly yours,

/s/ CohnReznick LLP